Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

By and Among

TRANSCENDER LLC,

INFORMATION VENTURES LLC,

INFORMATION HOLDINGS INC.,

SELF TEST SOFTWARE, INC.

and

KAPLAN, INC.

Dated as of December 22, 2003

with

Effect as of December 31, 2003

The Disclosure Schedules and the exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Information Holdings Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission.

INDEX TO EXHIBITS

Exhibit A - Form of Bill of Sale Assignment and Assumption Agreement

Exhibit B - Form of Intellectual Property Assignments

Exhibit C - Form of Services Agreement

INDEX TO DISCLOSURE SCHEDULES

Section 2.1	Purchased Assets
Section 2.2	Excluded Assets
Section 2.3	Assumed Liabilities
Section 5.2	Qualification to Do Business
Section 5.4	Capitalization; Title to the Purchased Assets
Section 5.6	Consents and Approvals
Section 5.8	Absence of Certain Changes or Events
Section 5.9	Tax Matters
Section 5.10	Absence of Undisclosed Liabilities
Section 5.11(b)	Real Property and Related Matters
Section 5.12	Intellectual Property
Section 5.14	Compliance with Law
Section 5.15	Litigation
Section 5.16	Material Contracts
Section 5.17	Employee Plans
Section 5.18	Insurance
Section 5.19	Transactions with Directors, Officers and Affiliates
Section 5.20(a)	Labor Matters

ASSET PURCHASE AGREEMENT

THIS  ASSET PURCHASE AGREEMENT, dated as of December 22, 2003 with effect as of December 31, 2003 (this “Agreement”), by and among TRANSCENDER LLC, a Delaware limited liability company (the “Seller”), INFORMATION VENTURES LLC, a Delaware limited liability company and an Affiliate of the Seller (“Information Ventures”), INFORMATION HOLDINGS INC., a Delaware corporation and an Affiliate of the Seller (“IHI”, and collectively with the Seller and Information Ventures, the “Constituent Companies”), SELF TEST SOFTWARE, INC., a Georgia corporation (the “Buyer”) , and KAPLAN, INC., a Delaware corporation and an Affiliate of the Buyer (“Kaplan”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business (the “Business”) of the development and sale of test preparation and training products for information technology products and certification exams; and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain of the assets, properties and rights principally used in the Business, and assume certain liabilities related thereto, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS.

As used in this Agreement (including the recitals and the Disclosure Schedules (as that term is defined below) hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Accounting Firm” shall have the meaning set forth in Section 3.3(a) hereof;

“Actual Deficiency” shall have the meaning set forth in Section 3.3(b) hereof;

“Actual Surplus” shall have the meaning set forth in Section 3.3(b) hereof;

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person;

“Agreement” shall have the meaning set forth in the Recitals hereof;

“Allocation” shall have the meaning set forth in Section 10.1 hereof;

“Assumed Liabilities” shall have the meaning set forth in Section 2.3 hereof;

“Bill of Sale, Assignment and Assumption Agreement” shall mean the Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit A attached hereto.

“Business” shall have the meaning set forth in the Recitals hereof;

“Business Day” shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Citibank, N.A. is closed;

“Buyer” shall have the meaning set forth in the Recitals hereof;

“Buyer Indemnitees” shall have the meaning set forth in Section 11.1 hereof;

“Buyer Indemnitor Events of Breach” shall have the meaning set forth in Section 11.3 hereof;

“Buyer Indemnitor Parties” shall have the meaning set forth in Section 11.3 hereof;

“Buyer Losses” shall have the meaning set forth in Section 11.1 hereof;

“Closing” shall have the meaning set forth in Article IV hereof;

“Closing Date” shall have the meaning set forth in Article IV hereof;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Competing Business” shall have the meaning set forth in Section 7.7 hereof;

“Constituent Companies” shall have the meaning set forth in the Recitals hereof;

“Constituent Companies Events of Breach” shall have the meaning set forth in Section 11.1 hereof;

“Conveyance Instruments” shall have the meaning set forth in Section 2.5 hereof;

“Contracts” shall mean any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement, deed of trust or other contract, commitment or obligation;

“Disclosure Schedules” shall mean the schedules delivered by the Constituent Companies to the Buyer and Kaplan on the date hereof;

“Effective Date” shall have the meaning set forth in Article IV hereof;

“Effective Net Working Capital” shall mean the Net Working Capital as of the Effective Date as finally determined pursuant to Section 3.3(a);

“Effective Net Working Capital Statement” shall have the meaning set forth in Section 3.3(a) hereof;

“Environmental Laws” shall have the meaning set forth in Section 5.21 hereof;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” shall have the meaning set forth in Section 5.17(b) hereof;

“Excluded Assets” shall have the meaning set forth in Section 2.2 hereof;

“Excluded Obligations” shall have the meaning set forth in Section 2.4 hereof;

“Financial Statements” shall have the meaning set forth in Section 5.7 hereof;

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the government of the United States, any state of the United States or any foreign government, including the employees or agents thereof;

“Hazardous Materials” shall have the meaning set forth in Section 5.21 hereof;

“IHI” shall have the meaning set forth in the Recitals hereof;

“Information Ventures” shall have the meaning set forth in the Recitals hereof;

“Intellectual Property” shall have the meaning set forth in Section 5.12(a) hereof;

“Intellectual Property Assignments” shall mean the Intellectual Property Assignments, substantially in the form of Exhibit B attached hereto.

“Kaplan” shall have the meaning set forth in the recitals hereof;

“Knowledge” shall mean the knowledge of Vincent Chippari, Mason Slaine, Edward T. Acerno, Bradley T. Van Etten or Fong Richard Zhu, after reasonable inquiry.

“Leased Property” shall have the meaning set forth in Section 5.11(b) hereof;

“Licenses” shall have the meaning set forth in Section 5.12(d) hereof;

“Licensed Software” shall have the meaning set forth in Section 5.12(g) hereof;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement;

“Material Adverse Effect” shall mean a material adverse affect on the business, operations, assets, properties or condition (financial or otherwise) of the Seller; provided, however, that any adverse effect arising out of or resulting from: (a) an event or series of events or circumstances affecting (i) the information technology learning market or (ii) the United States economy generally; or (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, shall be excluded in determining whether a Material Adverse Effect has occurred;

“Material Contracts” shall have the meaning set forth in Section 5.16(a) hereof;

“Multiemployer Pension Plan” shall have the meaning set forth in Section (3)(37) of ERISA;

“Net Working Capital” shall mean the current assets of the Company determined in accordance with GAAP minus the current liabilities of the Company determined in accordance with GAAP, in each case to the extent such assets or liabilities constitute Purchased Assets or Assumed Liabilities, respectively;

“NLRB” shall have the meaning set forth in Section 5.20(b) hereof;

“Option” shall have the meaning set forth in Section 7.5(b) hereof;

“Ordinary Course of Business” shall mean an action that is consistent with the past practices of the Seller which is taken in the ordinary course of the normal day-to-day operations of the Seller;

“Permits” shall have the meaning set forth in Section 5.13 hereof;

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

“Plans” shall have the meaning set forth in Section 5.17(a) hereof;

“Proceeding” shall have the meaning set forth in Section 11.2 hereof;

“Proposed Adjustments” shall have the meaning set forth in Section 3.3(a) hereof;

“Proprietary Software” shall have the meaning set forth in Section 5.12(g) hereof;

“Purchased Assets” shall have the meaning set forth in Section 2.1 hereof;

“Purchase Price” shall have the meaning set forth in Section 3.1 hereof;

“Real Property Leases” shall have the meaning set forth in Section 5.11(b) hereof;

“Restricted Period” shall have the meaning set forth in Section 7.7 hereof;

“Seller Employees” shall have the meaning set forth in Section 9.1 hereof;

“Seller Indemnitees” shall have the meaning set forth in Section 11.3 hereof;

“Seller Losses” shall have the meaning set forth in Section 11.3 hereof;

“Seller Representatives” shall have the meaning set forth in Section 7.7 hereof;

“Seller” shall have the meaning set forth in the Recitals hereof;

“September Balance Sheet” shall have the meaning set forth in Section 5.7 hereof;

“Software” shall have the meaning set forth in Section 5.12(g);

“Services Agreement” shall mean the Interim Transition Services Agreement by and between the Seller and the Buyer and substantially in the form of Exhibit C attached hereto.

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental body in connection with the determination, assessment, collection or administration of any Taxes;

“Taxes” shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, Governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not;

“Termination Date” shall have the meaning set forth in Section 14.1 hereof;

“Transaction Documents” shall mean this Agreement, the exhibits and Disclosure Schedules hereto and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing; and

“Transition Period” shall have the meaning set forth in the Services Agreement.

Article II.

PURCHASE AND SALE OF THE ASSETS.

Section 2.1             Purchased Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing and with effect as of the Effective Date, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of any Lien, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the assets, properties and rights set forth in Section 2.1 of the Disclosure Schedules (collectively, the “Purchased Assets”); which constitute all of the assets, properties and rights required to operate the Business in substantially the same manner as the Business is operated by the Seller on the date hereof, including, but not limited to, the right of any of the Constituent Companies to use the name “Transcender” either alone or in conjunction with other words or names in the context of the operation of an entity engaged in the Business, the operation of a school or other learning institution.

Section 2.2             Excluded Assets.

There are expressly excluded from the Purchased Assets all assets of the Seller that are set forth in Section 2.2 of the Disclosure Schedules.  For convenience of reference, the assets, properties, interests in properties and rights of the Seller which do not constitute Purchased Assets are herein collectively referred to as the “Excluded Assets.”

Section 2.3             Assumed Liabilities.

On the terms and subject to the conditions set forth in this Agreement, simultaneously with the sale, conveyance, assignment, transfer and delivery to the Buyer of the Purchased Assets, the Buyer shall assume, pay and perform when due all of the obligations of the Seller set forth in Section 2.3 of the Disclosure Schedules.  For convenience of reference, the foregoing liabilities and obligations of the Seller being assumed by the Buyer are herein collectively referred to as the “Assumed Liabilities.”

Section 2.4             Liabilities Not Being Assumed.

Anything contained in this Agreement to the contrary notwithstanding, the Buyer is not assuming any liabilities or obligations (fixed or contingent, known or unknown, matured or unmatured) of the Seller other than the Assumed Liabilities, whether or not relating to the Purchased Assets or the Business.  For convenience of reference, the liabilities and obligations of the Seller which do not constitute Assumed Liabilities are herein collectively referred to as the “Excluded Obligations.”

Section 2.5             Instruments of Conveyance and Transfer, Etc.

(a)           At the Closing, (i) the Seller shall execute and deliver to the Buyer, such deeds, bills of sale, endorsements, assignment and other good and sufficient instruments of sale, transfer, conveyance and assignment (collectively, the “Conveyance Instruments”) as are necessary to sell, transfer, convey and assign to the Buyer, in accordance with the terms hereof, the Purchased Assets, free and clear of all Liens, including, without limitation, the Bill of Sale, Assignment and Assumption Agreement and the Intellectual Property Assignments and shall take all other steps that may be required to pass title to the Purchased Assets to the Buyer.  Immediately after the Effective Date, the Seller shall relinquish to the Buyer possession and operating control of the Purchased Assets.

(b)           At the Closing, the Buyer shall execute and deliver to the Seller, such instruments of assumption as are necessary to assume, in accordance with the terms hereof, the Assumed

Obligations, including, without limitation, the Bill of Sale, Assignment and Assumption Agreement.

Section 2.6             Assignment of Contracts, Rights, Etc.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to assign any contract, license or other agreement, or any claim, or right with respect to any benefit arising thereunder or resulting therefrom, or any Permit, if an attempted transfer, or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or the Seller thereunder.  The parties shall use commercially reasonable efforts to obtain the consent of any third party to the transfer or assignment thereof to the Buyer in all cases in which such consent is required for such transfer or assignment.  If any consent required in connection with the transactions contemplated hereby is not obtained, the parties shall cooperate in any arrangements necessary or desirable to provide for the Buyer the benefits thereunder, including, without limitation, enforcement by the Seller for the benefit of the Buyer of any and all rights of the Seller thereunder against the other party thereto.

Article III.

PURCHASE PRICE.

Section 3.1             Purchase Price.

Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the purchase price for the sale of the Purchased Assets by the Seller to the Buyer shall consist of Ten Million Dollars ($10,000,000) in cash (the “Purchase Price”), which is subject to adjustment as provided in Section 3.3 hereof, plus the assumption of the Assumed Liabilities.

Section 3.2             Payment of Purchase Price.

On the Closing Date, the Buyer shall pay the Purchase Price by wire transfer of immediately available funds to such account of the Seller as the Seller may indicate by written notice to the Buyer prior to the Closing Date.

Section 3.3             Post-Closing Adjustment to Purchase Price.

The Purchase Price shall be subject to a dollar-for-dollar adjustment as follows:

(a)           As promptly as practical, but no later than February 14, 2004, the Buyer shall prepare and deliver to the Seller a statement setting forth the Net Working Capital as of the close of business on the Effective Date (the “Effective Net Working Capital Statement”).  During the period of any dispute with respect to the application of this Section 3.3(a), the Buyer shall provide the Seller full access to the books, records and facilities of the business, and shall cooperate with the Seller to the extent reasonably requested by the Seller to investigate the basis for such dispute.  Not later than 30 calendar days after receipt of the Effective Net Working Capital Statement, the Seller shall provide the Buyer with a list of those items, if any, to which the Seller takes exception and the Seller’s proposed adjustment (the “Proposed Adjustments”).  If the Seller fails to deliver to the Buyer the Proposed Adjustments within 30 calendar days following receipt of the Effective Net Working Capital Statement, the Seller shall be deemed to have accepted the Effective Net Working Capital Statement for the purpose of any Purchase Price adjustment under Section 3.3(b) hereof.  If the Buyer does not give the Seller notice of objections within 30 calendar days following receipt of the Proposed Adjustments, the Buyer shall be deemed to have accepted the Proposed Adjustments for the purpose of any Purchase Price adjustment under Section 3.3(b) hereof.  If the Buyer gives the Seller notice of objections to the Proposed Adjustments, and if the Buyer and the Seller are unable, within 15 calendar days after receipt by the Seller of the notice by the Buyer of objections, to resolve the disputed exceptions, such disputed exceptions, together with a written summary of the present dispute and a good faith proposal as to what the final determination should be, will be referred to Deloitte & Touche USA LLP or if Deloitte & Touche USA LLP is unwilling or unable to serve, a nationally recognized firm of independent certified public accountants mutually acceptable to the Buyer and the Seller (the “Accounting Firm”) within 15 calendar days thereafter.  The Accounting Firm, which shall act as experts and not arbitrators, and whose determination shall be final and binding, shall, within 60 days following its selection, deliver to the Buyer and the Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purpose of any Purchase Price adjustment under Section 3.3(b) hereof.  The determinations of the Accounting Firm shall be made in accordance with GAAP consistently applied with the Seller’s past practices.  The fees and disbursements of the Accounting Firm shall be borne by the party whose calculation of the Net Working Capital less closely aligns with the calculation of Net Working Capital as conclusively determined by such firm.

(b)           Purchase Price Adjustment.  Within three calendar days following the preparation or computation and final determination, pursuant to Section 3.3(a) hereof, of the Effective Net Working Capital, and based upon such final determination:

(i)            if the Effective Net Working Capital is less than Zero Dollars ($0) (the ”Actual Deficiency”), the Seller shall pay to the Buyer by wire transfer of immediately available funds, to such account of the Buyer as the Buyer may indicate by written notice to the Seller at least three business days prior to the date of disbursement, an amount equal to the Actual Deficiency; and

(ii)           if the Effective Net Working Capital exceeds Zero Dollars ($0) (the ”Actual Surplus”), the Buyer shall pay to the Seller by wire transfer of immediately available funds an amount equal to the Actual Surplus.

Article IV.

CLOSING.

The closing of the sale and purchase of the Purchased Assets  (the “Closing”) shall take place at the office of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York  10019 at 10:00 a.m. Eastern Standard Time on December 22, 2003, or at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”).  The Closing shall be deemed effective as between the parties as of 11:59 p.m. on December 31, 2003 (the “Effective Date”).

Article V.

REPRESENTATIONS AND WARRANTIES OF THE CONSTITUENT COMPANIES.

The Constituent Companies hereby, jointly and severally, represent and warrant to the Buyer and Kaplan as follows:

Section 5.1             Organization of the Seller.

The Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own its properties and assets and to conduct its business as presently conducted.  Copies of the limited liability company agreement, with all amendments thereto to the date hereof, have been made available to the Buyer or its representatives.

Section 5.2             Qualification to Do Business.

Except as set forth on Schedule 5.2 of the Disclosure Schedules, the Seller is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  Section 5.2 of the Disclosure Schedules sets forth all jurisdictions in which the Seller is qualified to do business.

Section 5.3             Authorization and Validity of Agreement.

The Constituent Companies have all requisite power and authority to enter into the Transaction Documents and to carry out their respective obligations thereunder.  The execution and delivery of each Transaction Document and the performance of the Constituent Companies’ obligations thereunder have been duly authorized by all necessary action and no other proceeding on the part of any of the Constituent Companies is necessary to authorize such execution, delivery and performance.  The Transaction Documents have been duly executed by the Constituent Companies and, when duly executed and delivered by all of the requisite parties thereto, shall constitute valid and binding obligations, enforceable against each of them in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 5.4             Capitalization; Title to the Purchased Assets.

The Seller is a wholly owned subsidiary of Information Ventures.  Except as set forth in Section 5.4 of the Disclosure Schedules, (i) the Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens; (ii) no Affiliate of the Seller owns any assets, properties, interests in properties, or rights of any kind or description, principally used in the Business; (iii) the Purchased Assets are in good condition (normal wear and tear excepted); (v)

the Purchased Assets constitute all of the assets, properties and rights required to operate the Business in substantially the same manner as the Business is operated by the Seller on the date hereof; and (vi) the Seller has the unqualified right to sell, transfer, convey and assign to the Buyer the Purchased Assets.

Section 5.5             No Conflict or Violation.

The execution, delivery and performance by each of the Constituent Companies of the Transaction Documents do not and will not (i) violate or conflict with any provision of the limited liability company agreement, certificate of incorporation or by-laws, as applicable any of the Constituent Companies, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental or regulatory authority applicable to either of the Constituent Companies, (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which any Constituent Company is a party or by which any of their respective properties or assets are subject, (iv) result in the creation or imposition of any Lien upon the Purchased Assets or (v) result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, Permits, authorizations or approvals referred to in Section 5.12, Section 5.13 or Section 5.14.

Section 5.6             Consents and Approvals.

Section 5.6 of the Disclosure Schedules sets forth a true and complete list of the material consents, waivers, authorizations and approvals of any Governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such Governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by any of the Constituent Companies or the performance by any of the Constituent Companies of their respective obligations hereunder.

Section 5.7             Financial Statements.

The unaudited balance sheet of the Seller as of December 31, 2002 and the unaudited balance sheet of the Seller as of September 30, 2003 (the “September Balance Sheet”) fairly present the financial position of the Seller as of the dates thereof and the related statements of income, retained earnings and changes in cash flows for the fiscal periods ended on such dates fairly present the results of operations and changes in cash flows of the Seller for the respective periods indicated (collectively, the “Financial Statements”).  Attached hereto as Annex A to Section 5.7 of the Disclosure Schedules is a true and correct copy of the Financial Statements.  Except as set forth in Section 5.7 of the Disclosure Schedules, the Financial Statements including the schedules and notes thereto (a) were prepared from and in accordance with the books and records of the Seller in accordance with GAAP consistently applied (except as indicated in the notes thereto and except for the unaudited Financial Statements which are subject to normal year-end adjustments which are not material), (b) are complete and correct in all material respects and (c) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company.

Section 5.8             Absence of Certain Changes or Events.

(a)           Except as set forth in Section 5.8 of the Disclosure Schedules, since September 30, 2003, there has not been:

(i)            any material adverse change in the business, operations, properties, assets, condition (financial or other) of the Seller, or to the Knowledge of the Constituent Companies, any event that would have a Material Adverse Effect;

(ii)           any material loss, damage, destruction or other casualty affecting the assets of the Seller (whether or not insurance awards have been received or guaranteed); or

(iii)          any material change in any method of accounting or accounting practice of the Seller.

(b)           Since September 30, 2003, the Seller has operated its business in the Ordinary Course of Business and has not:

(i)            except as set forth on Section 5.8 of the Disclosure Schedules, to the Knowledge of the Constituent Companies, incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except for those incurred in the Ordinary Course of Business;

(ii)           failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability when due, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the Ordinary Course of Business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of the assets of the Seller;

(iii)          mortgaged, pledged or subjected to any Lien any of the assets of the Seller, except for mechanics’ liens and Tax liens, in each case, not yet due and payable, and Liens arising in the Ordinary Course of Business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of the assets of the Seller;

(iv)          sold or transferred any material assets or canceled any material debts or claims or waived any material rights;

(v)           disposed of any patents, trademarks or copyrights or any patent, trademark, or copyright applications;

(vi)          to the Knowledge of the Constituent Companies, defaulted on any material obligation which, with the giving of notice or the passage of time or both, would constitute a material default thereunder;

(vii)         except as set forth in Section 5.8 of the Disclosure Schedules, granted any increase in the compensation or benefits of employees other than increases in accordance with past practices or entered into any employment or severance agreement or arrangement with any of them;

(viii)        made any single capital expenditure in excess of $10,000;

(ix)           made any additions to property, plant and equipment other than in the Ordinary Course of Business and other than ordinary repairs and maintenance;

(x)            except as set forth in Section 5.8 of the Disclosure Schedules, laid off or otherwise terminated any employees;

(xi)           except as set forth in Section 5.8 of the Disclosure Schedules, incurred any obligation or liability for the payment of severance benefits in excess of $2,000 on an individual basis or $10,000 in the aggregate; or

(xii)          except as set forth in Section 5.8 of the Disclosure Schedules, entered into any agreement or made any commitment to do any of the foregoing.

Section 5.9             Tax Matters.

Except as set forth in Section 5.9 of the Disclosure Schedules, the Seller has withheld and paid when due all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.  None of the assets of the Seller is subject to any Lien that arose in connection with any failure or alleged failure to pay any Tax.  None of the assets of the Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  The Seller has filed all material Tax Returns that it was legally required to file and has paid all Taxes shown as due thereon.  Any liability for Taxes accrued but not yet due for which the Seller is liable are reflected on the Financial Statements.

Section 5.10           Absence of Undisclosed Liabilities.

Except as set forth in Section 5.10 of the Disclosure Schedules, the Seller has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the September Balance Sheet other than liabilities as shall have been incurred or accrued in the Ordinary Course of Business since September 30, 2003.  Except as shown in the September Balance Sheet, the Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the Ordinary Course of Business in connection with the deposit, in banks or other financial institutions, of items for collection, or which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.11           Real Property.

(a)           Owned Real Property.  The Seller does not own any real property.

(b)           Lease Obligations.  Section 5.11(b) of the Disclosure Schedules contains a list of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to (i) all real property leased by the Seller (whether as lessor or lessee and including those in the names of nominees or other entities) (the “Leased Property”), and (ii) all real property leased or subleased by the Seller, as lessor or sublessor, to third parties.  Copies of the Real Property Leases have been made available to the Buyer, and to the Knowledge of the Constituent Companies, each of such Real Property Leases is in full force and effect without modification or amendment from the form made available.  The Seller has not exercised any option under any of such Real Property Leases, except for options whose exercise has been evidenced by a written document, a copy of which has been made available to the Buyer.  Neither the Seller nor, to the Knowledge of the Constituent Companies, any of the other parties to the Real Property Leases, is in material default under any of the Real Property Leases, and no material amount due under the Real Property Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Real Property Leases, and to the Knowledge of the Constituent Companies, no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder.

(c)           Restrictive Covenants.  The covenants, easements or rights-of-way affecting the Leased Property do not with respect to each Leased Property materially impair the Seller’s ability to use any such Leased Property in the operation of the business as presently conducted.  The Seller has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Leased Property, except as would not materially impair the Seller’s ability to use any such Leased Property in the operation of the business as presently conducted.

(d)           Insurance Notices.  To the Knowledge of the Constituent Companies, the Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Leased Property, which, if not corrected, would result in the termination of the insurance coverage therefor or an increase in the cost thereof.

Section 5.12           Intellectual Property.

(a)           “Intellectual Property” shall mean all of the following owned or used in connection with the Business including, without limitation, the registrations and applications therefor and unregistered trademarks and copyrights set forth in Section 5.12(a) of the Disclosure Schedules:  (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, formula methodology, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof;  (iv) copyrights in writings, designs, software, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.  The

Seller owns or has a valid and enforceable license to use all the Intellectual Property, which represents all intellectual property rights  necessary to the conduct of the Business.  The Seller is in material and substantial compliance with contractual obligations relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreement.  To the Knowledge of the Seller, the conduct of the business as currently conducted does not conflict with or infringe any proprietary right of any third party.  There is no claim, suit, action or proceeding pending or, to the Knowledge of the Constituent Companies , threatened against the Seller:  (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the Seller’s ownership or use of, or the validity or enforceability of any Intellectual Property.

(b)           All Intellectual Property (excluding licensed Intellectual Property) is:  (i) owned by the Seller, free and clear of Liens or claims of any nature; (ii) valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid; and (iii) is not the subject of any proceeding before any Governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c)           Except as set forth in Section 5.12(c) of the Disclosure Schedules, (i) the Seller has not licensed to any third party any right to use or exploit any of the Intellectual Property in any jurisdiction and (ii) all rights to any of the Intellectual Property granted to third parties are or have been set forth in written and executed Contracts that, to the Knowledge of the Constituent Companies, have not been breached by said third parties.

(d)           Section 5.12(d) of the Disclosure Schedules sets forth a complete list of all agreements relating (i) to the Intellectual Property; and (ii) to the right of the Seller to use the proprietary rights of any third party (collectively, the “Licenses”).  Except as set forth in Section 5.12(d) of the Disclosure Schedules, the Seller is not under any obligation to pay royalties or other payments in connection with any Licenses, nor restricted from assigning their rights respecting Intellectual Property nor will the Seller otherwise be, as a result of the execution and delivery of this Agreement or the performance of the Seller’s obligations under this Agreement, in breach of any Licenses.

(e)           To the Knowledge of the Constituent Companies, except as set forth in Section 5.12(e) of the Disclosure Schedules, no present or former employee, officer or director of either of the Constituent Companies, or agent or outside contractor of either of the Constituent Companies, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

(f)            To the Knowledge of the Constituent Companies, except as set forth in Section 5.12(f) of the Disclosure Schedules, (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Seller for the benefit of any Person other than the Seller; and (ii) no employee, independent contractor or agent of either of the Constituent Companies has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Seller.

(g)           Except as set forth in Section 5.12(g) of the Disclosure Schedules, the Seller owns or has the right to use, disclose and transfer, without the consent of any third party, all computer software, code, software systems, databases and other information systems which are necessary to the business (collectively, “Software”) including (i) all Software which is owned by the Seller (“Proprietary Software”) and (ii) all Software which is not owned by the Seller other than non-customized “off the shelf” software (“Licensed Software”), which represents all Software necessary to the conduct of the Business.  Section 5.12(g) of the Disclosure Schedules sets forth a complete list of all licenses and support agreements (including date and vendor) for all Licensed Software.  The Seller owns the Proprietary Software and related documentation free and clear of any Liens or claims of any nature.  The Seller has not committed any acts, nor omitted to take any acts, which would cause a forfeiture or abandonment of any material rights in the Proprietary Software or would cause the Proprietary Software to enter into the public domain.

Section 5.13           Licenses, Permits and Governmental Approvals.

The Seller holds all material licenses, permits, franchises, authorizations and approvals that are necessary for the operation of its business (the “Permits”).  Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Constituent Companies, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect.  The Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner presently conducted by the Seller, and none of the operations of the Seller are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted, the result of which would have a Material Adverse Effect.

Section 5.14           Compliance with Law.

Except as set forth in Section 5.14 of the Disclosure Schedules, to the Knowledge of the Constituent Companies, the operations of the Seller have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other Governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations, except for any such violation or non-compliance as which, individually or in the aggregate, would not have a Material Adverse Effect.  To the Knowledge of the Constituent Companies, the Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental or regulatory authority or arbitrator, domestic or foreign the result of which would have a Material Adverse Effect.

Section 5.15           Litigation.

Except as set forth in Section 5.15 of the Disclosure Schedules, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or to the Knowledge of the Constituent Companies, threatened, before any federal, state or local court or Governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers or directors, or, its employees or agents or the transactions contemplated by the Transaction Documents that would have a Material Adverse Effect.  The Seller is not subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental or regulatory authority or arbitrator, domestic or foreign, that would adversely affect its business or that would materially impair the ability of the Seller to consummate the transactions contemplated hereby.

Section 5.16           Contracts.

(a)           Section 5.16 of the Disclosure Schedules lists the following Contracts (collectively, the “Material Contracts”):

(i)            pension, profit sharing, stock option, employee stock purchase or other plans or arrangements providing for deferred or other compensation (other than any payroll practices and leave policies as described in the Seller’s employee handbooks) to employees;

(ii)           Contracts for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

(iii)          Contracts pursuant to which the Seller has advanced or loaned funds in excess of $5,000 or agreed to advance or loan funds in excess of $5,000, to any other Person;

(iv)          Contracts relating to any indebtedness in excess of $5,000 or the mortgaging, pledging or otherwise placing a Lien on any of the assets of the Seller that secures any indebtedness in excess of $5,000;

(v)           Contracts pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by the Seller or of which the Seller is a lessee involving annual payments in excess of $5,000;

(vi)          Contracts with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the Ordinary Course of Business which both (A) does not require delivery after the date which is six months after the Closing Date and (B) does not involve a sale price of more than $5,000;

(vii)         Contracts prohibiting the Seller from freely engaging in any business anywhere in the world; or

(viii)        independent sales representative or distributorship agreements.

(b)           With respect to each Material Contract whereby the Seller is a lessee of personal property, as set forth in Section 5.16(a)(v), the Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on Section 5.16 of the Disclosure Schedules.

(c)           Each Material Contract is valid, binding and enforceable in all material respects against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  The Seller has performed all obligations required to be performed by it to date in all  respects under, and is not in default or delinquent in performance, status or any other  respect

(claimed or actual) in connection with, any Material Contract, that would have a Material Adverse Effect and to the Knowledge of the Constituent Companies, no event has occurred which, with due notice or lapse of time or both, would have a Material Adverse Effect.  To the Knowledge of the Constituent Companies, no other party to any Material Contract is in default in respect thereof, and to the Knowledge of the Constituent Companies, no event has occurred which, with due notice or lapse of time or both, would have a Material Adverse Effect.  The Seller has made available to the Buyer or its representatives copies of all the Material Contracts.

Section 5.17           Employee Plans.

(a)           Section 5.17(a) of the Disclosure Schedules lists all of the health insurance plans, 401(k) plans, vacation and sick leave policies and compensation plans maintained by any of the Constituent Companies for the benefit of the Seller’s current or former employees (the “Plans”).  The Seller has made available to the Buyer copies of each of the Plans or a summary plan description thereof.  The requirements of ERISA and the Code, as applicable, have been fulfilled in all material respects with respect to the Plans, including, without limitation, any legally mandated continuation of health care coverage with respect to any “group health plan” (as such term is defined in Section 607(1) of ERISA and Section 5000(b)(1) of the Code) as may be required under Part 6 of Title I of ERISA or Section 4980B of the Code.  All Plans (other than Multiemployer Plans) intended to meet the requirements for qualification and exemption from taxation under the Code have been determined to be so qualified and no event has occurred nor does any condition exist which would subject the Company to any material penalty, excise tax, or liability with respect to the Plans.

(b)           Neither the Seller nor any member of the Seller’s “controlled group” (within the meaning of Section 4971(e)(2)(B) of the Code) (hereinafter referred to as an “ERISA Affiliate”) has, with respect to any “employee benefit plan,” as that term is defined in Section 3(2) of ERISA, within the past three years (i) failed to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (or the quarterly contribution requirements of Section 412(m) of the Code and Section 302(e) of ERISA), unless the liability with respect thereto has been discharged in full, (ii) terminated such a Plan which is subject to Title IV of ERISA, other than in a standard termination or (iii) effected either a “complete withdrawal” or a “partial withdrawal,” as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any Multiemployer Plan.

Section 5.18           Insurance.

Section 5.18 of the Disclosure Schedules lists all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the business or the assets of the Seller.  The Seller has made available a copy of all such policies and bonds to the Buyer.  All such policies and bonds are in full force and effect, and to the Knowledge of the Constituent Companies, are underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by the Transaction Documents.  The Seller is not in default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance.  There is no claim in excess of $5,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 5.19           Transactions with Directors, Officers and Affiliates.

Since January 1, 2003, except as set forth in Section 5.19 of the Disclosure Schedules, (a) there have been no written or oral Contracts between the Seller and any director, officer, stockholder or other Affiliate of the Seller and (b) no Affiliate of the Seller owns or has any rights in or to any of the assets, properties or rights used by the Seller.

Section 5.20           Labor Matters.

(a)           Except as set forth in Section 5.20 of the Disclosure Schedules, the Seller is not a party to any outstanding employment, consulting or change in control agreements or other Contracts with officers or employees of the Seller that are not terminable on less than thirty (30) days’ notice without payment of compensation beyond what is owed for services performed through the date of termination.  Except as set forth in Section 5.20 of the Disclosure Schedules, the Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Seller (other than as required by law).  The Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Seller nor, within the last three years have there been any organizational activities with respect to the employees not covered by a collective bargaining agreement nor does any of the Seller  know of any pending or threatened activities or proceedings of any labor union to organize any such employees.  The Seller has made available to the Buyer copies of all such agreements, and all such agreements listed on Section 5.20 of the Seller Disclosure Schedules.

(b)           The Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment except for any such breach, default or non-compliance as which, individually or in the aggregate, would not have a Material Adverse Effect.  There is no unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”) or the Department of Labor for any state in which the Seller currently has or at one time had employees, or, to the Knowledge of the Constituent Companies , threatened, against the Seller brought by or on behalf of the Seller’s current or former employees or any current or former collective bargaining unit representing any current or former employees of the Seller.  There is no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of the Constituent Companies, threatened against or affecting the Seller , and the Seller has not experienced any strike, slow down or work stoppage, lockout or other collective labor action.  There is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Seller .  There are no charges with respect to or relating to the Seller pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.  To the Knowledge of the Constituent Companies, the Seller has not received any written notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and no such investigation is in progress.

(c)           All employees of the Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

Section 5.21           Environmental Matters.

The Seller has obtained, maintained in effect and is in compliance in all material respects with all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of Governmental or regulatory authorities relating to pollution or to health, safety or to the protection of the environment (“Environmental Laws”) and is and to the Knowledge of the Constituent Companies has in the past been in compliance in all material respects with all Environmental Laws.  To the Knowledge of the Constituent Companies, the Seller has not performed or failed to perform any act or omission which act or omission could give rise to, or has otherwise incurred, liability to any Person (Governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. or any other Environmental Laws, nor to the Knowledge of the Constituent Companies, has the Seller received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of such Act or any analogous state or local statute, rule or regulation to any Governmental agency with respect to any of its assets.  To the Knowledge of the Constituent Companies, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law, “Hazardous Materials”) has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets of the Seller or any surface waters or groundwaters thereon or thereunder that could have a Material Adverse Effect.  The Seller does not own or operate, and to the Knowledge of the Constituent Companies, has never owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6991 et seq., or a surface impoundment, lagoon, landfill, PCB containing electrical equipment, or asbestos containing materials.

Section 5.22           Survival.

Each of the representations and warranties set forth in this Article V shall survive the Closing for a period terminating on the 18th month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 5.4, Section 5.9, Section 5.12 and Article X hereof shall terminate upon the expiration of any applicable statute of limitations with respect thereof.  Notwithstanding the foregoing, the limitations set forth in the foregoing sentence shall not apply to actual fraud.

Article VI.

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Each of the Buyer and Kaplan, jointly and severally, represents and warrants to the Seller as follows:

Section 6.1             Organization of the Buyer.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and the Buyer has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

Section 6.2             Qualification to Do Business.

The Buyer is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

Section 6.3             Authorization and Validity of Agreement.

The Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of the Buyer’s obligations thereunder have been duly authorized by all requisite action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance.  Each of the Transaction Documents has been duly executed by the Buyer and when duly executed and delivered by all of the requisite parties thereto, shall constitute its valid and binding obligations, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 6.4             No Conflict or Violation.

The execution, delivery and performance by the Buyer of the Transaction Documents do not and will not (i) violate or conflict with any provision of the articles of incorporation, other constitutive documents or by-laws (or other similar applicable documents) of the Buyer, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental or regulatory authority or (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except for such matters as which individually or in the aggregate would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

Section 6.5             Consents and Approvals.

Except such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents, the execution, delivery and performance of the Transaction Documents on behalf of the Buyer do not require the consent or approval of, or filing with, any Government, Governmental body or agency or other entity or Person.

Section 6.6             Financing.

The Buyer has the funds (or has current and available commitments from creditworthy financial institutions to provide the funds) to pay the Purchase Price and any other required expenses and to consummate the transactions contemplated hereby.

Section 6.7             Compliance with Law; Licenses.

The Buyer is in compliance with all laws, regulations, orders and other requirements of all courts and other Governmental or regulatory authorities having jurisdiction over the Buyer and any of its assets, properties and operations, the non-compliance of which would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.  The Buyer has no knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect its ability to consummate the transactions contemplated by the Transaction Documents.

Section 6.8             Litigation.

There are no claims, actions, suits, proceedings, or investigations pending or, to the knowledge of the Buyer, threatened, before any federal, state or local court or Governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Buyer or, to the knowledge of the Buyer, any of its officers, directors, employees, agents or Affiliates that would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents, nor is any basis known to the Buyer or, to the knowledge of the Buyer, any of its directors or officers for any such action, suit, proceeding or investigation.  Neither the Buyer nor any of its properties or assets are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental or regulatory authority or arbitrator, domestic or foreign, that would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

Section 6.9             Investigation.

In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer (a) acknowledges that, except for the specific representations and warranties of the Constituent Companies contained in Article V or Article X hereof, none of the Constituent Companies, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any projections, estimates or other forward-looking information) provided (including, without limitation, in any management presentations, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives and (b) agrees, to the fullest extent permitted by law, that the Constituent Companies and their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives shall not have any liability or responsibility whatsoever to the Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of the Constituent Companies set forth in Article V or Article X of this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

Section 6.10           Survival.

Each of the representations and warranties set forth in this Article VI shall survive the Closing for a period terminating on the 18th month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Article X hereof shall terminate upon the expiration of any applicable statute of limitations with respect thereof. Notwithstanding the foregoing, the limitations set forth in the foregoing sentence shall not apply to actual fraud.

Article VII.

COVENANTS OF THE SELLER.

The Seller covenants as follows:

Section 7.1             Conduct of Business Before the Effective Date.

(a)           Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, between the date hereof and the Effective Date, the Seller shall not, except as expressly permitted pursuant to the terms hereof:

(i)            make any material change in the conduct of its business or enter into any transaction other than in the Ordinary Course of Business;

(ii)           make any sale, assignment, transfer, abandonment or other conveyance of the assets of the Seller having an individual value exceeding $5,000, except transactions pursuant to existing Contracts set forth in the Disclosure Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the Ordinary Course of Business;

(iii)          subject any of the assets of the Seller, or any part thereof, to any Lien;

(iv)          acquire any assets, raw materials or properties, or enter into any other transaction, other than in the Ordinary Course of Business;

(v)           enter into any new (or amend any existing) Plan or employment, severance or consulting agreement, grant any bonuses or any general increase in the compensation of officers or employees (including any such increase pursuant to any Plan) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing disclosed contractual provisions;

(vi)          make or commit to make any capital expenditure;

(vii)         pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(viii)        fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the business as presently conducted;

(ix)           make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write off as uncollectible any accounts receivable except in the Ordinary Course of Business;

(x)            settle any litigation or waive in writing any right;

(xi)           make, enter into, modify, amend in any respect or terminate any Contract or expenditure, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $5,000 or (B) a Contract having a term in excess of ninety (90) days; or

(xii)          commit to do any of the foregoing.

(b)           From and after the date hereof and until the Effective Date, the Seller shall:

(i)            continue to maintain, subject to reasonable wear and tear, the assets of the Seller in a condition suitable for its current use;

(ii)           file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and adequately reserved for;

(iii)          continue to conduct its business in the Ordinary Course of Business; and

(iv)          keep the books of account, records and files in the Ordinary Course of Business.

Section 7.2             Consents and Approvals.

The Seller shall (i) at its own cost and expense, use commercially reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of the Transaction Documents and (ii) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any Governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions.

Section 7.3             Access to Properties, Records and Personnel.

The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access at times mutually agreed upon between the parties from time to time throughout the period prior to the Effective Date (or the earlier termination of this Agreement pursuant to Article XIV hereof) to all properties, books, Contracts, commitments and records of the Seller and to the Seller Employees and, during such period, shall furnish promptly to the Buyer all other information concerning the Seller, its properties and its personnel, including the Seller Employees, as the Buyer may reasonably request.  Each of the parties hereto hereby consents to the Buyer and the Seller, as the case may be, discussing the Agreement, the Transaction Documents and the transactions contemplated hereby with the Seller Employees and the other personnel of the Seller.

Section 7.4             Negotiations.

From and after the date hereof and continuing until the Termination Date, neither the Seller, any Affiliate of the Seller, nor any of their respective officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of equity securities or any similar transaction involving the Seller or any other transaction inconsistent with the transactions contemplated hereby.  The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

Section 7.5             Further Assurances.

(a)           Upon the request of the Buyer and at any time after the Closing Date, the Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Buyer or its counsel may reasonably request to effectuate the purposes of the Transaction Documents.

(b)           After the Transition Period and upon the written request of the Buyer, the Seller (i) shall enforce, at the Buyer’s sole expense, any noncompetition agreement to which the Seller is a party and (ii) shall not waive, amend, alter or modify any provision of such noncompetition agreements in a manner that would be materially adverse to the Buyer.  Upon the provisions set forth herein, the Buyer shall have the right to acquire 100% of the membership interests of the Seller from Information Ventures for $1.00 (the “Option”).  In order to exercise the Option, the Buyer shall give Information Ventures and IHI written notice of exercise at any time beginning the first day after the Transition Period expires and ending on the second anniversary of the Closing Date.  In the event the Buyer exercises the Option during such period, Information Ventures shall deliver or cause to be delivered to the Buyer certificates or other instruments, in proper form for transfer, evidencing 100% of the membership interests of the Seller, free and clear of any Lien.  From and after the date on which the Option is exercised, IHI and Information Ventures shall indemnify and hold the Buyer harmless from and against any liability or obligation of the Seller, it being understood that if the Option is exercised the Buyer is to acquire the Seller free of any liabilities or obligations.

Section 7.6             Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, the Seller will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

Section 7.7             Covenant Not To Compete.

(a)           The Constituent Companies acknowledge that the agreements and covenants contained in this Section 7.7 are essential to protect the value of the Purchased Assets.  Therefore, the Constituent Companies agree that for the period commencing on the Closing Date and ending on the second year anniversary of the Closing Date (such period is hereinafter referred to as the “Restricted Period”)), the Constituent Companies shall not, within the jurisdiction in which the Seller presently conducts its business, actively participate or engage, directly or indirectly, for itself or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, consultant, director, shareholder, partner, joint venturer, investor or otherwise (collectively, the “Seller Representatives”), in any business that competes with the Seller (a “Competing Business”); provided, however, that the foregoing shall not:  (a) prohibit the ownership by the Constituent Companies or the Seller Representatives of equity securities of a Person engaged, directly or indirectly, in such Competing Business in an amount not to exceed 5% of the issued and outstanding shares of such Person; (b) prohibit the acquisition of, holding by, operation of, or disposition by the Constituent Companies, the Seller Representatives or any of the Affiliates of the Constituent Companies of any interest in any Person following the Closing where 25% or less of such revenues of such Person, as of the date of such acquisition, derive from a Competing Business; or (c) prohibit the Constituent Companies, the Seller Representatives or any of the Affiliates of the Constituent Companies from engaging in, participating in, owning, managing or operating any Competing Business that is engaged in or participated in, owned, managed or operated by them on the Closing Date.

(b)           The Constituent Companies agree that a monetary remedy for a breach of the agreement set forth in Section 7.7(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary injunctive relief without the necessity of proving actual damages and to permanent injunctive relief if the Buyer is able to prove actual damages.  In the event of such a breach, the Constituent Companies agree that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c)           Not later than 30 days after the Closing Date, the Seller shall deliver to the Buyer duly executed and acknowledged certificates of amendment to the Seller’s articles of formation and other appropriate documents required to change the Seller’s name to a new name bearing no resemblance to its present name so as to make the Seller’s present name available to the Buyer.  The Buyer is authorized to file such certificates or other documents, at the Seller’s expense, in order to effectuate such change of name on or after the date that is 30 days after the Closing Date.

(d)           If any provision of this Section 7.7 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

Section 7.8             Notice of Breach.

Through the Closing Date, the Constituent Companies shall promptly give the Buyer written notice with particularity upon having Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

Article VIII.

COVENANTS OF THE BUYER.

Section 8.1             Actions Before Closing Date.

The Buyer shall not take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement.  The Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date.

Section 8.2             Consents and Approvals.

The Buyer shall (i) at its own cost and expense, use commercially reasonable best efforts to obtain all necessary consents and approvals of third parties required to be obtained by the Buyer to effect the transactions contemplated by the Transaction Documents and (ii) shall diligently assist and cooperate with the Seller or its Affiliates in preparing and filing all documents required to be submitted by the Seller to any Governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any Governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Seller in connection with such transactions.

Section 8.3             Further Assurances.

Upon the request of the Seller and at any time after the Closing Date, the Buyer shall execute and deliver such instruments and documents as the Seller or its counsel may reasonably request to consummate the transactions contemplated by the Transaction Documents.

Section 8.4             Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, the Buyer will use commercially reasonable efforts to take, or cause to be taken, all action required of it, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

Section 8.5             Notice of Breach.

Through the Closing Date, the Buyer shall promptly give the Seller written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement.

Article IX.

EMPLOYEES.

Section 9.1             Employees.

Neither the Buyer nor any Affiliate of the Buyer, including, but not limited to, Kaplan, shall offer employment to any persons who were employees of the Seller on the Closing Date (“Seller Employees”).  All obligations with respect to Seller Employees, including, but not limited to, employee compensation, employee benefits plans, employee retirement plans and employee severance arrangements, if any, shall remain the obligation of the Seller.

With respect to any employees employed by the Seller prior to the Closing, the Seller will comply with the terms of all applicable Federal and state laws and regulations, including, without limitation, the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.

Section 9.2             Rights.

Nothing herein expressed or implied shall confer upon any Seller Employee or other employee or former employee of the Seller or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

Article X.

TAXES.

The parties hereto hereby covenant and agree as follows:

Section 10.1           Allocation of Purchase Price.

The Buyer and the Seller agree that they shall negotiate in good faith to enter into an agreement prior to the Closing Date concerning the allocation of the Purchase Price, Assumed Liabilities, and other related items among the Purchased Assets (the “Allocation”).  If the parties cannot agree on the Allocation, the Seller and the Buyer shall prepare separate allocations, as the case may be and each party shall provide the other party with a copy of such allocation.  The Buyer and the Seller further agree to act in accordance with the Allocation, if any, in any Tax Returns or similar filings.

If the Buyer and the Seller agree to the Allocation, promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Effective Net Working Capital Statement but in no event later than 60 calendar days after the Effective Date), the Buyer’s accountant shall prepare, in consultation with the Seller or the Seller’s accountant, those statements or forms (including Form 8594 if available) required by Section 1060 of the Code and the Treasury Department regulations promulgated thereunder with respect to the Allocation.  Such statements or forms shall be prepared consistently with the Allocation.  Such statements or forms shall be filed by the parties on their respective federal income Tax returns as required by Section 1060 of the Code and the Treasury Department regulations promulgated thereunder.

Section 10.2           Bulk Sales.

The parties to this Agreement waive compliance with the provisions of the Tennessee Uniform Commercial Code — Bulk Sales laws and any other bulk sales law that might be applicable to the transactions contemplated by this Agreement and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of non-compliance.

Article XI.

INDEMNIFICATION.

Section 11.1           Indemnification by the Constituent Companies.

The Constituent Companies shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their directors, officers and employees (the “Buyer Indemnitees”), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any actual out-of-pocket damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise, but excluding any consequential or incidental damages), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Buyer Losses”) arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any and all of the Constituent Companies Events of Breach.  As used herein, “Constituent Companies Event of Breach” shall be and mean any one or more of the following:

(a)           any untruth or inaccuracy in any representation of the Constituent Companies or the breach of any warranty of the Constituent Company in Article V or Article X herein; or

(b)           any failure of any of the Constituent Companies to duly perform or observe any term, provision, covenant, agreement or condition contained herein which is not cured by the Constituent Companies within 30 days after receiving written notice from the Buyer, provided, however, that the Constituent Companies shall have no obligation to make any payment under Section 11.1(a) hereof with respect to any representation or warranty unless and until all Buyer Indemnitees have suffered Buyer Losses by reason of all such claims that exceed $100,000, and then only for the amount by which all Buyer Losses exceed $100,000; provided, further that, the maximum liability of the Seller under Section 11.1(a) shall be 50% of the Purchase Price, except that in the event of proof of actual fraud, the Constituent Companies shall be liable for losses caused by such actual fraud without reference to the above monetary limitation on liability.  Notwithstanding anything in the Agreement to the contrary, the Constituent Companies shall be liable for the full amount of any Excluded Obligations which are presented to the Constituent Companies at any time, or from time to time, after the Closing Date.

Section 11.2           Procedures for Indemnification by the Constituent Companies.

If with respect to a third party, a Constituent Companies Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Constituent Companies have become obligated to such Buyer Indemnitee pursuant to Section 11.1 hereof, or if any suit, action, investigation, claim or proceeding (a “Proceeding”) is begun, made or instituted by a third party as a result of which the Constituent Companies may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Constituent Companies.  The Constituent Companies will be entitled to defend or compromise any such action, and the affected Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee’s choice and shall in any event cooperate with and assist the Constituent Companies to the extent reasonably possible.  After notice from the indemnifying party to the Buyer Indemnitee of the indemnifying party’s election to assume the defense thereof, the indemnifying party will not be liable to such Buyer Indemnitee for any legal or other expenses subsequently incurred by such Buyer Indemnitee in connection with the defense thereof.  If the Constituent Companies fail timely to defend, contest or otherwise protect against such Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Constituent Companies, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Constituent Companies shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Buyer Indemnitee.  If the Constituent Companies assume the defense of any Proceeding, the Buyer Indemnitee will have no liability with respect to any compromise or settlement of any claims effected without its consent unless the sole relief provided is monetary damages that are paid in full by the Constituent Companies.

Section 11.3           Indemnification by the Buyer Indemnitor Parties.

The Buyer and Kaplan (collectively, the “Buyer Indemnitor Parties”) shall indemnify and agree to fully defend, save and hold the Seller, any Affiliate of the Seller, and their directors, officers and employees (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any actual out-of-pocket damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Buyer Indemnitor Parties and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise, but excluding consequential or incidental damages), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Seller Losses”) arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all the Buyer Indemnitor Events of Breach.  As used herein, “Buyer Indemnitor Events of Breach” shall be and mean any one or more of the following:

(a)           any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in Article VI or Article X herein; or

(b)           any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained herein which is not cured by the Buyer within 30 days after receiving written notice from the Seller, provided, however, that the Buyer Indemnitor Parties shall have no obligation to make any payment under Section 11.3(a) hereof with respect to any representation or warranty unless and until all Seller Indemnitees have suffered Seller Losses by reason of all such claims that exceed $100,000, and then only for the amount by which all Seller Losses exceed $100,000; provided, further that, the maximum liability of the Buyer Indemnitor Parties under Section 11.3(a) shall be 50% of the Purchase Price, except that in the event of proof of actual fraud, the Buyer Indemnitor Parties shall be liable for losses caused by such actual fraud without reference to the above monetary limitation on liability.  Notwithstanding anything in this Agreement to the contrary, the Buyer Indemnitor Parties shall be liable for the full amount of any Assumed Liabilities which are presented to the Buyer Indemnitor Parties at any time, or from time to time, after the Closing Date.

Section 11.4           Procedures for Indemnification by the Buyer Indemnitor Parties.

If with respect to a third party, a Buyer Indemnitor Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer Indemnitor Parties have become obligated to such Seller Indemnitee pursuant to Section 11.3 hereof, or if any Proceeding is begun, made or instituted by a third party as a result of which the Buyer Indemnitor Parties may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer Indemnitor Parties.  The Buyer Indemnitor Parties will be entitled to defend or compromise any such action, and the affected Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller

Indemnitee’s choice and shall in any event cooperate with and assist the Buyer Indemnitor Parties to the extent reasonably possible.  After notice from the indemnifying party to the Seller Indemnitee of the indemnifying party’s election to assume the defense thereof, the indemnifying party will not be liable to such Seller Indemnitee for any legal or other expenses subsequently incurred by such Seller Indemnitee in connection with the defense thereof.  If the Buyer Indemnitor Parties fail timely to defend, contest or otherwise protect against such Proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer Indemnitor Parties, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Buyer Indemnitor Parties shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Seller Indemnitee.  If the Buyer Indemnitor Parties assume the defense of any Proceeding, the Seller Indemnitee will have no liability with respect to any compromise or settlement of any claims effected without its consent unless the sole relief provided is monetary damages that are paid in full by the Buyer Indemnitor Parties.

Section 11.5           Survival.

The representations and warranties given or made by the Seller or the Buyer or in any certificate or other writing furnished in connection herewith shall survive the Closing until the 18th month anniversary of the Closing Date and shall thereafter terminate and be of no further force or effect, except that the representations and warranties of the Constituent Companies in Section 5.4, Section 5.9 and Article X and of the Buyer Indemnitor Parties contained in Article X hereof shall terminate upon the expiration of any applicable statute of limitations with respect thereof; provided, however, that so long as written notice of a claim for indemnification under Section 11.1(a) or Section 11.3(a) is given on or prior to the 18th month anniversary of the Closing Date (or the expiration of the applicable statute of limitation with respect to the representations and warranties contained in Section 5.4, Section 5.9, Section 5.12 and Article X), such claim shall continue in effect until it is finally resolved pursuant to the terms hereof.

Section 11.6           Exclusive Remedy.

The parties hereby acknowledge and agree that the indemnification rights under this Article XI constitute the sole and exclusive remedy after the Closing for any party for any Buyer Losses or Seller Losses, except for claims relating to common law fraud or for injunctive relief.

Article XII.

CONDITIONS TO OBLIGATIONS OF THE SELLER.

The obligations of the Seller to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

Section 12.1           Representations and Warranties of the Buyer.

All representations and warranties made by the Buyer and Kaplan in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer and Kaplan on and as of such date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer and Kaplan to that effect.

Section 12.2           Performance of the Obligations of the Buyer.

The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

Section 12.3           No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or other Governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Government or Governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 12.4           Services Agreement.

The Seller shall have received the Services Agreement duly executed by the Buyer.

Section 12.5           Buyer Closing Documents.

In addition to the certificates and documents required pursuant to Section 12.1, Section 12.2 and Section 12.4, the Buyer shall have delivered to the Seller the following documents:

(a)           a certificate of the Secretary of State of the state of the Buyer’s incorporation as to the good standing of the Buyer in such jurisdiction; and

(b)           a copy of the resolutions duly adopted by the Buyer’s Board of Directors authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date; and

(c)           Conveyance Instruments, including, but not limited to, the Bill of Sale, Assignment and Assumption Agreement and Intellectual Property Assignments, duly executed by the Buyer.

Article XIII.

CONDITIONS TO OBLIGATIONS OF THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Section 13.1           Representations and Warranties of the Constituent Companies.

All representations and warranties made by the Constituent Companies in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by a duly authorized representatives of the Constituent Companies to that effect.

Section 13.2           Performance of the Obligations of the Seller.

The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Seller to that effect.

Section 13.3           No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or other Governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Government that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 13.4           Services Agreement.

The Buyer shall have received the Services Agreement duly executed by the Seller.

Section 13.5           Seller Closing Documents.

In addition to the certificates and documents required pursuant to Section 13.1, Section 13.2 and Section 13.4, the Seller shall have delivered to the Buyer the following documents:

(a)           a certificate of the Secretary of State of the State of Delaware and the Secretary of State of the State of Tennessee as to the good standing of the Company in such jurisdictions;

(b)           a copy of the resolutions duly adopted by the Seller’s Board of Directors authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date; and

(c)           Conveyance Instruments, including, but not limited to, the Bill of Sale, Assignment and Assumption Agreement and Intellectual Property Assignments, duly executed by the Seller.

Article XIV.

TERMINATION.

Section 14.1           Conditions of Termination.

Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual written consent of the Seller and the Buyer, (b) by the Seller if the conditions set forth in Article XII are not satisfied or waived by the Closing Date, (c) by the Buyer if the conditions set forth in Article XIII hereof are not satisfied or waived by the Closing Date or (d) by either party hereto if the Closing shall not have occurred on or prior to December 31, 2003 (the “Termination Date”), provided that no party hereto may terminate this Agreement pursuant to this Section 14.1 if such party is in material breach of this Agreement.

Section 14.2           Effect of Termination.

In the event of termination pursuant to Section 14.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Constituent Companies or the Buyer or Kaplan, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to Section 15.3 hereof and (ii) liability for any breach or violation of this Agreement.

Section 14.3           Closing Final.

The parties acknowledge that upon consummation of the transactions contemplated hereby on the Closing Date, the Closing shall be deemed to have occurred, notwithstanding the fact that the parties have agreed that certain of their rights and liabilities shall not be effective until the Effective Date.  Under no circumstances shall any party allege or submit orally or in writing after the Closing Date that the Closing has not occurred.

Article XV.

MISCELLANEOUS.

Section 15.1           Successors and Assigns.

Except as otherwise expressly provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 15.2           Governing Law.

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Section 15.3           Expenses.

Except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

Section 15.4           Broker’s and Finder’s Fees.

Except with respect to services provided to the Seller by Veronis Suhler Stevenson, which shall be paid by the Seller, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the parties hereto.  Each party hereto shall indemnify and hold the other parties hereto harmless against any costs or damages incurred as a result of any services provided to such party in connection with the transactions contemplated by the Transaction Documents and as a result of any such claim.

Section 15.5           Severability.

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 15.6           Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (iv) upon receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

Transcender LLC
c/o Information Holdings Inc.
2777 Summer Street
Stamford, Connecticut 06905
Facsimile:  (203) 961-1431
Attn:  Executive Vice President and Secretary

If to Information Ventures:

Information Ventures LLC
c/o Information Holdings Inc.
2777 Summer Street
Stamford, Connecticut 06905
Facsimile:  (203) 961-1431
Attn:  President and CEO

If to IHI:

Information Holdings Inc.
2777 Summer Street
Stamford, Connecticut 06905
Facsimile:  (203) 961-1431
Attn:  President and CEO

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:  (212) 821-9222
Attn: Steven J. Gartner, Esq.

If to the Buyer:

Self Test Software, Inc.
4651 Sandy Panes Road, Suite 104
Roswell, GA 30075
Facsimile:  (770) 234-5484
Attn:  President

If to Kaplan:

Kaplan, Inc.
888 Seventh Avenue, 23rd Floor
New York, NY  10106

Facsimile:  (212) 489-2301
Attn:  General Counsel

With a copy (which shall not constitute notice) to:

Kaplan Professional
30 South Wacker Drive, Suite 2500
Chicago, IL 60606
Facsimile:  (312) 836-1021
Attn:  Division Counsel

Any party may change its address for the purpose of this Section 15.6 by giving the other party written notice of its new address in the manner set forth above.

Section 15.7           Amendments; Waivers.

This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 15.8           Public Announcements.

The parties acknowledge that promptly after the signing of this Agreement, IHI will issue a press release in substantially the form previously provided to the Buyer.  The parties agree that neither party shall make any other press release or public announcement prior to Closing concerning the transactions contemplated by the Transaction Documents without the prior written approval, which approval shall not be unreasonably withheld or delayed, of the other parties unless a press release or public announcement is required by law, in which case copies thereof shall be promptly delivered to the other parties hereto.

Section 15.9           Consent to Jurisdiction.

The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto.  Each party hereto hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party hereto consents to the service of process in any suit, action or proceeding by the mailing of copies thereof to such party at any time at its address to which notices are to be given pursuant to Section 15.6.  Each party hereto agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other parties hereto.  Final judgment against any party hereto in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction (a) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of liability of the party therein described or (b) in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 15.10         Entire Agreement.

(a)           This Agreement, the other Transaction Documents and the exhibits and the Disclosure Schedules hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Disclosure Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

(b)           Any disclosure in any Disclosure Schedule of any Contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against the Constituent Companies as an assertion that any such Contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

Section 15.11         Parties in Interest.

Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to any party hereto.  No provision of this Agreement shall give any third persons any right of subrogation or action over or against any party hereto.

Section 15.12         Section and Paragraph Headings.

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 15.13         Counterparts.

This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRANSCENDER LLC

By:	/s/ Vincent Chippari
Name:	Vincent Chippari
Title:	Executive Vice President and Secretary

INFORMATION VENTURES LLC

By:	/s/ Vincent Chippari
Name:	Vincent Chippari
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

INFORMATION HOLDINGS INC.

By:	/s/ Vincent Chippari
Name:	Vincent Chippari
Title:	Executive Vice President and Chief Financial Officer

SELF TEST SOFTWARE, INC.

By:	/s/ Ross Hamachek
Name:	Ross Hamachek
Title:	Vice President and Treasurer

KAPLAN, INC.

By:	/s/ Ross Hamachek
Name:	Ross Hamachek
Title:	Senior Vice President and Chief Strategic Officer